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                                                                EXHIBIT 99.1


CONTACT:                                -OR-     INVESTOR RELATIONS COUNSEL:
Mitcham Industries, Inc.                         The Equity Group Inc.
Roberto Rios                                     Eileen Harris (212) 836-9605
Chief Financial Officer (409) 291-2277           Linda Latman (212) 836-9609



                                FOR IMMEDIATE RELEASE

                 MITCHAM INDUSTRIES RAISES APPROXIMATELY $3.1 MILLION
                                FROM WARRANT EXERCISE


HUNTSVILLE, TX, June 5, 1996 -- Mitcham Industries, Inc. (Nasdaq National Market:MIND), the leading independent company specializing in the leasing of 3-D seismic equipment to the oil and gas industry, today announced that approximately 99.9% of the Company's 895,000 Common Stock Purchase Warrants issued in connection with its initial public offering in January 1995 were exercised at $3.50 prior to their expiration on May 29, 1996. The warrants, originally scheduled to expire on December 19, 1997, were called for redemption by the Company on April 29, 1996.

Billy F. Mitcham, Jr., Chairman, President and Chief Executive Officer of Mitcham commented, "The infusion of capital associated with the exercise of our warrants enhances our financial position as we continue to grow our 3-D seismic equipment leasing business."

Mitcham Industries, Inc. is the leading independent company specializing in the leasing of 3-D seismic equipment to the oil and gas exploration industry. Mitcham also sells new and "experienced" seismic equipment. The Company has sold and leased seismic equipment for over nine years.

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